Exhibit 10.35

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote such omissions.

MASTER CONTRACT FINANCING PROGRAM AGREEMENT

This Master Contract Financing Program Agreement (“Agreement”) is entered into as of November 18, 2003, between Lifeline Systems, Inc., a Massachusetts corporation with a principal place of business at 111 Lawrence Street, Framingham, MA 01702 (“Lifeline”) and De Lage Landen Financial Services, Inc. (“DLL”), a Michigan corporation, having a business office located at 1111 Old Eagle School Road, Wayne, Pennsylvania 19087.

Recital of Facts. This Agreement is entered into in reference to the following facts:

a. Lifeline is engaged in the sale of medical equipment and, in connection therewith, desires to offer its customers the opportunity to lease, rent and/or use such equipment (“Equipment”) and any associated software license (“Software”) for commercial or business purposes. DLL and Lifeline desire to establish a private label lease program whereby Lifeline will offer DLL the opportunity to enter into (in the name Lifeline Capital, a program of Lifeline Systems, Inc. pursuant to the terms of this Agreement) lease agreements (“Lease Agreements”) and rental agreements (“Rental Agreements”) with certain customers (the “Lessees/Customers”) for the Equipment (such lease agreements and rental agreements may hereafter be referred to as “Contracts”) identifying Lifeline as the Lessor and Lifeline will sell and/or assign to DLL all of Lifeline’s right, title and interest in and to a Contract together with any guaranties given to secure a Lessee’s/Customer’s performance of the Contract (“Guaranty”), all purchase orders and invoices relative to any Equipment subject to a Contract and all payments due or to become due pursuant to such a Contract (“Payments”);

b. DLL agrees, at its sole discretion, to purchase from Lifeline and accept the assignment of Lifeline’s interest in the Contracts, including any Guaranties, all purchase orders and invoices relative to any Equipment subject to a Contracts, and the Payments due under each Contract and to service Contracts assigned from Lifeline in the name of Lifeline, upon the terms and conditions contained herein.

THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other valuable consideration received by Lifeline, and intending to be legally bound, the parties hereby agree as follows:

SECTION ONE - CONDITIONS OF AGREEMENT

As conditions precedent to the effectiveness of this Agreement, Lifeline and DLL shall deliver the following documents in form and substance satisfactory to each party:

a. Duplicate originals of this Agreement duly executed by each party;

b. A Secretary’s Certificate executed by the Secretary of Assistant Secretary of each party certifying that the party is authorized to enter into this Agreement and that the individual executing this Agreement on behalf of the party is authorized to do so.

SECTION TWO - CONTRACT ORIGINATION

2.1 Credit Review. DLL requires complete credit and financial information on each prospective Lessee/Customer in order to complete its credit review. For each proposed Contract, Lifeline shall provide DLL with or assist DLL in obtaining the following:

a. A full and complete description of the Equipment, including its cost;

b. The terms of the proposed Contract;

c. A complete and legible copy of the Contract; and

d. All pertinent details and other such credit and financial data as DLL might require.

2.2 Rejection Notification. In the event Lessee’s/Customer’s application is declined and the Lessee’s/Customer’s application is not accepted by another leasing source, DLL will provide Lifeline with the necessary information to enable Lifeline to send the Lessee/Customer the required notification pursuant to Regulation B of the Equal Credit Opportunity Act and the Fair Credit Reporting Act (“Credit Laws”) and Lifeline agrees to send the required notification to the Lessee/Customer. Lifeline agrees to indemnify and hold DLL harmless at Lifeline’s expense for any and all claims and/or actions or losses arising out of or in connection with Lifeline’s failure to comply with the notice requirements as set forth in the Credit Laws.

2.3 Credit Approvals. Credit approvals shall remain in effect for a period of ninety (90) days after the approval date subject to cancellation by DLL with respect to any such Lessee/Customer before the end of such ninety (90) day period if DLL determines, in its sole and absolute discretion, that: (i) the operational business or financial condition of such Lessee/Customer has materially and adversely changed, (ii) any material representation made by Lifeline or any affiliate or agent or any Lessee/Customer in the related credit application or in any applicable evaluation information or otherwise is false or misleading, or (iii) Lifeline is in default or an event has occurred with respect to Lifeline which, with the passage of time or the giving of notice or both, would become a default under this Agreement. The default in sub-part (iii) above will be subject to applicable cure periods set forth in this Agreement.

2.4 Rates.

a. DLL shall provide Lifeline with its current rate cards reflecting its current Contract rates (the “Rates”). The Rates are subject to adjustment at any time based on a change in like term United States Treasury Note rates of [**] or more, as reflected in the Dow Jones Telerate Service. In the event this index is not available, the parties shall agree on the use of an alternate index. DLL shall also have the option to increase or decrease Rates applicable to Contracts on a quarterly basis and such Rate increases or decreases will be implemented on the first day of the quarter after DLL calculates the new Rates. For Contracts which are credit approved prior to the Rate increase or decrease, DLL will hold the Rates for an additional thirty (30) days. DLL agrees to provide Lifeline with written notice of any change in Rates prior to any adjustment.

b. All trade-up and buyout values from previous transactions will be priced at DLL’s current rates or on a one-dollar purchase option basis as set forth in Section 3.2.

2.5 Types of Contracts. The following types of Contracts are eligible for inclusion in this Program (all such Contracts shall be in form and substance satisfactory to DLL):

a. Contract With Fair Market Value Purchase Option. A Lessee/Customer entering into a Contract with a fair market value purchase option may purchase the Equipment at the end of the Contract term for its then fair market value.

b. Dollar Purchase Option Contract. A Lessee/Customer entering into a Contract with a dollar purchase option is entitled to purchase the Equipment at the end of the Contract term for $1.00.

c. Fixed Price Purchase Option Contract. A Lessee/Customer executing a Contract containing a fixed price purchase option is extended the right to purchase the Equipment at the end of the Contract term for an amount equal to the stated purchase price.

d. Coterminous Addendum. A Lessee/Customer may add like or related Equipment to its existing Contract by use of a Contract Addendum which lease of additional Equipment shall be coterminous with the Contract as amended by the Addendum. The Contract Payments shall be increased to reflect the additional Equipment.

2.6 Contract Documentation.

a. General

1. All sales and Contract documentation shall be prepared by DLL and identified with the inclusion of Lifeline’s name and logo as Lessor or Owner on Contracts to be assigned to DLL.

2. Each Equipment invoice must have an Equipment cost equal to or greater than $[**] and the minimum monthly payment on any transaction must be $[**] or more.

SECTION THREE - PURCHASE OR ACCEPTANCE OF CONTRACTS

3.1 Conditions Precedent to Purchase or Accept a Contract. The obligation of DLL to purchase or accept any Contract hereunder shall be subject to the satisfaction of the following conditions precedent:

a. DLL’s receipt of all required credit information and Contract documents including UCC-1 Financing Statements, deemed necessary by DLL;

b. DLL’s credit approval of the Lessee/Customer;

c. As assignment of Lifeline’s right, title and interest in and to purchase orders and invoices relative to the Equipment being effected in accordance with Section 4;

d. DLL’s written or verbal confirmation that the Lessee/Customer has accepted the Equipment; and

e. Lifeline shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement, which are required to be performed or complied with by Lifeline as part of or prior to the date DLL accepts the Contract.

3.2 Funding.

a. Upon satisfaction of the conditions precedent set forth in Section 3.1 above, DLL will fund Lifeline the Equipment cost and may, at its sole discretion, permit Soft Costs (as defined below) to be included in the amount funded on the Contracts. Soft Costs are defined as all non-Equipment items and may include, but are not limited to: service, maintenance, supplies, reagents, installation, delivery, and shipping and handling. In the event that Lifeline sells an additional contract where soft costs relate to service and maintenance, Lifeline will retain ownership in relation to the servicing contract. Lifeline has advised or will advise each Lessee/Customer of the availability of the service and maintenance agreements for Equipment covered under any Contract for a term not shorter than the remaining term of such Contract and on such terms and at rates determined by Lifeline.

b. Lifeline will provide DLL with an original invoice for the Equipment and the Soft Costs and each invoice must itemize the Equipment (including serial numbers) and the Soft Costs, including the price for each item of Equipment and a breakdown of Soft Costs, if any.

c. Subject to DLL’s approval of any trade-up or buyout, Lifeline must provide DLL with a written trade-up or buyout amount for an existing transaction (not financed by DLL) from the original funding source. DLL will forward the trade-up and buyout amount directly to the original financing source.

d. Any Soft Costs not funded by DLL along with payment of the Equipment price will be remitted to Lifeline as collected by DLL on a semi-monthly basis. In the event DLL collects less than the full Payment and any related Soft Costs being billed by DLL on behalf of Lifeline, the amount so collected shall be applied first to the Payment owing to DLL and next to the Soft Costs owing to Lifeline.

e. DLL will fund Lifeline via Automated Clearing House transfer as agreed upon by the parties.

3.3 True Sale. The parties agree that, upon Lifeline’s receipt of the purchase price of the Equipment, Lifeline sells and assigns to DLL all of Lifeline’s right, title and interest in and to the Equipment free and clear of all liens and encumbrances. This Agreement shall constitute a blanket bill of sale for all Equipment subject to this Agreement. Notwithstanding the foregoing, in the event this Agreement is deemed to be one intended as security with respect to the Equipment subject to this Agreement, then Lifeline grants to DLL a first priority security interest in such Equipment and shall take such action as necessary to perfect DLL’s interests. Further, Lifeline agrees that DLL may file Uniform Commercial Code financing statements against Lifeline against the Equipment subject hereto as determined by DLL at its sole discretion.

SECTION FOUR - GRANTING CLAUSE

On all Contracts to be assigned to DLL, Lifeline hereby sells, assigns and transfers and sets over to DLL, its successors and assigns all of its right, title and interest in (a) any Contract, including any Guaranty, financing statements, insurance policies and all documents related thereto and submitted to DLL for approval and accepted by DLL; (b) all Payments due and to become due thereunder; (c) all purchase orders and invoices related to the Equipment subject to the Contract, it being understood that title to the Equipment passes directly to DLL upon DLL’s funding of the purchase price; and (d) all of Lifeline’s rights and remedies thereunder. Lifeline hereby subordinates its rights under any Contract or other agreement between a Lessee/Customer and Lifeline or otherwise against a Lessee/Customer to any rights DLL may now or hereafter have against a Lessee/Customer relative to an assigned Contract or otherwise. Lifeline will execute and deliver such further documents including, but not limited to, assignments or notices thereof and take such further action as DLL may reasonably request to effectuate this assignment.

SECTION FIVE - REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Mutual Representations and Warranties. DLL and Lifeline each represents and warrants to the other as follows:

a. It is a duly organized and validly existing corporation and has full power to enter into this Agreement and to carry out the transactions contemplated hereby and is in good standing in the state of its incorporation;

b. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate the terms of it’s articles of incorporation or organization, bylaws or any other agreement to which it is bound and no approvals or consents other than those already obtained are required from any shareholders, members, government entity or any other person or entity to consummate the transactions hereunder, and this Agreement constitutes a legal, valid and binding obligation enforceable in accordance with its terms; and

c. It has all governmental approvals, permits, certificates, inspections, consents and franchises necessary to conduct its respective business, substantially as now conducted and to own or finance and operate its properties as now owned, financed or operated by it, except where the failure to obtain any of the foregoing does not materially and adversely impair the ability of each to operate its business or to perform its obligations under this Agreement.

5.2 Representations, Warranties and Covenants of Lifeline. Lifeline represents and warrants to DLL that as of the date each Contract is submitted for approval and assigned to DLL and covenants at all times thereafter as follows:

a. The Contract and related Guaranty conform, in form and substance, to the form of Contract and Guaranty approved by DLL for this Program.

b. Lifeline has delivered the sole original of the Contract and any related Guaranty to DLL and Lifeline has not pledged, assigned, sold, granted a security interest in, or otherwise placed a lien upon such Contract or Guaranty except as set forth herein. Lifeline agrees to execute and deliver, or cause to be executed and delivered such documents to evidence the passage of title free and clear of any liens or encumbrances arising through Lifeline.

c. To the extent Lifeline is involved in the documentation, execution or delivery of the Contract, the Contract and all related documents, including any Guaranty, have been duly authorized, executed and delivered and are a legal, valid and binding obligation of the Lessee/Customer enforceable in accordance with its terms. To the extent Lifeline is not involved in the documentation, execution or delivery of the Contract, to the best of Lifeline’s knowledge, the Contract and all related documents, including any Guaranty, have been duly authorized, executed and delivered and are a legal, valid and binding obligation of the Lessee/Customer enforceable in accordance with its terms. There are no other agreements between Lifeline and the Lessee/Customer or any guarantor which will modify, amend or waive any terms or conditions of the Contract or Guaranty. The only expressed or implied warranties or representations made by Lifeline or its agents to the Lessee/Customer are those contained in the manufacturer’s standard product warranty or any maintenance agreement. There are no set-offs, counterclaims or defenses on the part of the Lessee/Customer to make the payments except as the foregoing may be limited by bankruptcy, insolvency or similar laws affecting creditor rights generally.

d. Lifeline and its agents, and employees have not committed any fraudulent act or participated in any fraudulent act or activity in connection with the execution, delivery or assignment of the Contract or any Guaranty or the performance of this Agreement.

e. Ownership of the Equipment shall be vested in DLL upon its initial funding to Lifeline, free and clear of any and all liens and encumbrances whatsoever and such sale shall vest DLL with full, complete and unencumbered title to the Equipment and unless otherwise set forth in the Contract, the Equipment shall be new and unused when it is delivered to the Lessee/Customer.

f. Lifeline will perform such maintenance and service and provide such supplies, other Soft Costs and warranties as agreed to by Lifeline and Lessee/Customer, for the Equipment and/or as required by the Contract. In the event that Lifeline sells an additional contract where soft costs relate to service and maintenance, Lifeline will retain ownership in relation to the servicing contract. Lifeline has advised or will advise each Lessee/Customer of the availability of the service and maintenance agreements for Equipment covered under any Contract for a term not shorter than the remaining term of such Contract and on such terms and at rates determined by Lifeline.

g. To the best of Lifeline’s knowledge, all credit information concerning the Lessee/Customer or Lessee’s guarantor, if any, given to Lifeline and relative to DLL’s evaluation of such Contract application, has been disclosed to DLL (including information of any fact or circumstance which would constitute a default under a Contract).

h. All applicable sales, use or property taxes which may apply to the value, sale or use of the Equipment other than those assessed or imposed at or after the time DLL acquires the Equipment, shall have been paid to the appropriate taxing authority.

i. To the best of Lifeline’s knowledge, the Lessee/Customer has not been or is not currently in default under the Contract and there has been no event which, with the giving of notice or the passage of time, would constitute an event of default under the Contract.

j. Lifeline has not received any Payments, or other money from the Lessee/Customer or any guarantor of the Contract which by agreement belongs to DLL and will immediately remit such funds to DLL if any are received by Lifeline.

k. Lifeline’s conduct in soliciting, arranging or consummating the Contract or in accepting any Guaranty has not violated in any material respect any federal or state law, rule or regulation which will result in the rescission of any Contract.

l. Lifeline will not take any action or omit to take any action which will cause the Contract or any related document, including any Guaranty, to become invalid, cancelable or unenforceable.

m. Lifeline covenants that (1) no Equipment shall be delivered to a Lessee/Customer prior to DLL’s issuance of a purchase order to Lifeline for such Equipment or (2) in the event Equipment was shipped to a Lessee/Customer prior to DLL’s issuance of a purchase order to Lifeline for such Equipment, Lifeline will provide DLL with written notice of any such Equipment that was delivered to the Lessee/Customer prior to DLL’s issuance of a purchase order and such notice shall include the date on which such Equipment was shipped to such Lessee/Customer.

5.3 Representations and Warranties of DLL. DLL represents and warrants to Lifeline that as of the date each Contract is accepted by and assigned to DLL and covenants thereafter as follows:

a. DLL and its agents and employees have not committed and will not commit any fraudulent act or have not participated and will not participate in any fraudulent act or activity in connection with the execution and performance of the Contract, any related Guaranty, or this Agreement.

b. The conduct of DLL in processing any Contract application, including the granting or denial of credit, and the servicing of the Contract, and any Guaranty in the name of Lifeline, has not violated and will not violate in any material respect any federal or state law, rule or regulation.

c. DLL has not taken and will not take any action or omit to take any action which will cause the Contract and all related documents, including any Guaranty, or the collection of Payments due thereunder, to become invalid, or unenforceable.

d. If DLL receives any funds which by this Agreement belong to Lifeline, DLL will immediately remit such funds to Lifeline via ACH.

e. DLL has and will conduct all of its activities relative to the Lessee/Customer, any guarantor, and the Contract and any Guaranty, including without limitation, the collection of Payments due thereunder, reasonably, fairly, and in good faith.

5.4 Additional Affirmative Covenants of Lifeline.

a. In the sole event that the following information is no longer publicly available, from the date hereof until the date on which all obligations of Lessees/Customers under all Contracts have been fully paid and otherwise discharged, Lifeline shall deliver to DLL the following, which shall be prepared in accordance with generally accepted accounting principles and practices, consistently applied:

1. As soon as available, but not later than ninety (90) days after the close of each of the first three (3) quarters of each fiscal year, Lifeline’s balance sheet as of the close of such quarter and Lifeline’s statement of income and retained earnings and of changes in financial position for such quarter and that portion of the fiscal year ending with such quarter, prepared on a consolidated basis and certified by a responsible officer of Lifeline as being complete and correct and fairly representing Lifeline’s financial condition and results of operations;

2. As soon as available, but no later than ninety (90) days after the close of each fiscal year, a complete copy of Lifeline’s balance sheet as of the close of such year and Lifeline’s statement of income and retained earnings and changes in financial position for such year, prepared on a consolidated basis and certified by a public accounting firm of recognized standard.

b. Lifeline will promptly fulfill and perform all obligations, covenants, liabilities, warranties and duties, if any, on its part to be fulfilled and performed in connection with a Contract and any other agreements or instruments executed by Lifeline with respect to the installation, maintenance or servicing by Lifeline of the Equipment covered by a Contract. DLL, or any subsequent assignee, shall have no obligation or liability under a Contract and shall not be obligated to perform any of Lifeline’s obligations thereunder; Lifeline’s obligations under a Contract may be performed by DLL or any subsequent assignee only after a default, however, without releasing Lifeline therefrom.

c. Lifeline will inform DLL promptly of any default by a Lessee/Customer under any other Lifeline agreement of which Lifeline becomes aware.

d. For the term of any Contract, Lifeline shall advise DLL of any matter of which Lifeline has knowledge which may be detrimental to a Lessee’s/Customer’s financial condition.

e. So long as this Agreement is in effect, Lifeline will notify DLL of any change in the persons authorized to represent Lifeline in the transactions contemplated hereby and in the event of any such change will provide DLL with updated evidence of authority and specimen signatures for each individuals.

SECTION SIX - CONTRACT SERVICING

6.1 Servicing of Contracts.

a. DLL, as assignee of Lifeline and owner of the Contracts and Equipment, shall provide general administrative services with respect to the Contracts in the name of Lifeline, including billing and collecting all Payments, fulfilling the obligations as Lessor or Owner under the Contracts, the enforcement of DLL’s rights under the Contracts including any Guaranty, and/or this Agreement and the taking of such other actions that may be necessary to protect DLL’s rights and interest in and to the Contracts including any Guaranty and/or in and to the Equipment. DLL shall invoice each Lessee/Customer for all amounts due under a Contract in the name of Lifeline and will direct the Lessee/Customer to make Payments to the lockbox established in the name of DLL. DLL’s collection personnel will perform collection activities in the name of Lifeline in accordance with the power of attorney set forth in Section 8 and DLL will bill and collect applicable use and property tax in the name of Lifeline, however, DLL shall report and remit said taxes to the appropriate tax authorities on DLL returns.

b. Upon the occurrence of an Event of Default as defined in a Contract, DLL shall have the option to notify the Lessee/Customer and Guarantor, if any, of the transfer and assignment of the Contract, and the purchase of the Equipment subject to the Contract and shall thereafter conduct all future activities with respect to the Contract (including, without limitation, billing and collecting all payments due thereunder) in its own name and not under the name of Lifeline.

6.2 Servicing Lifeline’s Sales Organization. Lifeline agrees to provide DLL under the terms of any signed non-disclosure agreement between the parties, with full access to all sales personnel which shall include (a) providing DLL with a list and periodic updates of Lifeline’s sales personnel; (b) providing DLL with a periodic update of its designated branches; (c) providing DLL with periodic sales results by unit and dollar amount for its branches; (d) facilitating the attendance of DLL’s training personnel at scheduled Lifeline branch sales meetings; (e) working with DLL to develop procedures to include lease/finance proposals with all of Lifeline’s Equipment quotations; and (f) facilitating attendance of DLL corporate personnel at scheduled Lifeline corporate and designated regional marketing and strategic planning meetings.

6.3 Primary Source. Lifeline designates DLL as the primary source for senior living and site monitored business units with a first right of refusal to provide the leasing or rental services on any of Lifeline’s prospective transactions and Lifeline shall inform all of its sales personnel that DLL has been designated as the primary source to provide the leasing or rental services for senior living and site monitored business units on any of Lifeline’s prospective transactions.

6.4 Portfolio Reports. DLL shall provide periodic reports concerning the activities of the Program as mutually agreed upon. All such reports to be in such form and content as mutually agreed to by the parties.

6.5 Insurance Program. Lifeline agrees that DLL in order to make its property insurance program available to Lessees/Customers on individual Contracts (not Master Agreements), DLL may provide any insurance broker or agent approved by DLL, with information about the Lessee/Customer in the same nature and to the same extent that DLL provides customer information to any approved party for DLL’s Lessees/Customers. Lifeline agrees that any approved party, for purposes of providing the property insurance program or any other approved insurance program, may communicate with the Lessees/Customers to the extent any approved party communicates with DLL’s Lessees/Customers and that all such communications shall identify Lifeline and not DLL as the Lessor or Owner. Lifeline agrees that in the event a Lessee/Customer accepts the property insurance program or any other approved insurance program, DLL may add the insurance charges related to the property insurance program or any other approved program to the regular invoices sent to such Lessee/Customer. Lifeline agrees that the insurance obtained by DLL through any approved party on the Contract shall name DLL as the sole loss payee and that Lifeline shall have no interest in the policy or in any of the proceeds of this insurance. DLL agrees to indemnify and hold Lifeline harmless for any and all claims and/or actions arising out of or in connection with DLL providing insurance coverage as herein contemplated.

6.6 Substituted Service/Maintenance and Pro Rata Refunds. In the event Lifeline defaults on its contracted maintenance, service and/or repair responsibilities, DLL may assign such maintenance, service or repair obligations to another vendor. Upon such assignment, Lifeline shall no longer be entitled to any service/maintenance payments received from a Lessee/Customer. In the event a Lessee/Customer defaults on a Contract or Lifeline ceases or fails to provide the required supplies, service and/or maintenance, Lifeline shall reimburse DLL for all supplies, service and/or maintenance funded in advance on a prorata basis from the date of default or the date Lifeline ceased to provide service, supplies and/or maintenance.

6.7 Option to Repurchase Equipment - Defaults. Upon a Contract becoming ninety (90) days past due, Lifeline shall have the option to purchase the Equipment subject to such Contract for an amount equal to the greater of (i) the highest bid received by DLL for such Equipment or (ii) [**] percent ([**]%) of the original purchase price paid by DLL for the Equipment if the default occurs in the first year of the Contract; [**] percent ([**]%) of the original purchase price paid by DLL for the Equipment if the default occurs in the second year of the Contract; [**] percent ([**]%) of the original purchase price paid by DLL for the Equipment if the default occurs in the third year of the Contract; [**] percent ([**]%) of the original purchase price paid by DLL for the Equipment if the default occurs in the fourth year of the Contract; or [**] percent ([**]%) of the original purchase price paid by DLL for the Equipment if the default occurs in the fifth year of the Contract. Lifeline must exercise this option within thirty (30) days of the Contract becoming ninety (90) days past due.

6.8 Equipment – End of Term. Upon (i) the expiration in due course of a Contract, (ii) the Lessee/Customer not exercising any end of term purchase option set forth in the Contract and returning the Equipment to DLL pursuant to the terms of the Contract, and (iii) DLL’s receipt of the Unrecovered Investment (as defined below), DLL shall and does hereby reassign and transfer to Lifeline all of DLL’s right, title and interest in the Equipment subject thereto “AS IS” and without warranty except that DLL represents and warrants that such Equipment shall be free and clear of all liens and encumbrances created by or through DLL. DLL shall have no liability to Lifeline to the extent the Lessee/Customer fails to comply with the return provisions of the Contract for return of the Equipment at the expiration of the Contract term; however, the parties shall operate in a good faith manner and cooperate with each other with respect to Lifeline attaining possession of the Equipment at Lifeline’s sole cost and expense. Notwithstanding the foregoing, except as otherwise provided above in Section 6.7, Lifeline shall have no rights or interests in the Equipment subject to a Contract upon any default thereunder and, upon the occurrence of any default under a Contract, DLL shall be entitled to exercise any and all rights and remedies available to DLL under the Contract (including, without limitation, the repossession and sale of the Equipment).

6.9 Renewal Payments. If a Contract is renewed beyond its original term as a result of a Lessee/Customer’s failure to provide notice of its intent not to renew the Contract or return the Equipment, any payments received during the renewal period will be shared by Lifeline and DLL. Lifeline’s portion shall be [**] percent ([**]%) of such payments and DLL’s portion shall be [**] percent ([**]%) of such payments. DLL shall bill and collect all such renewal payments. DLL shall remit Lifeline’s portion of all renewal payments to Lifeline on a quarterly basis via automated clearing house transfer or as otherwise agreed upon by the parties.

SECTION SEVEN - SERVICE AGREEMENT

DLL agrees that Lifeline will be the exclusive provider of repair, maintenance and warranty service for all Equipment sold pursuant to this Agreement. DLL agrees to immediately forward all Lessee/Customer calls related to repair, maintenance and warranty service to Lifeline’s service department.

SECTION EIGHT - REPURCHASE OF CONTRACTS

Breach of Contracts. If Lifeline has breached any of its representations, warranties, covenants or other obligations contained in this Agreement and, as a result of such breach, a Contract becomes in default, Lifeline shall have thirty (30) days after receipt of notice from DLL to cure such breach. If Lifeline fails in this regard, then Lifeline shall repurchase from DLL such Contract, within three (3) business days of the receipt of such a request from DLL, for an amount as follows:

a. An amount equal to the sum of: (i) the aggregate amount of all Payments and other amounts presently due under the Contract, plus (ii) all future unpaid Payments to be made under the Contract until the expiration of the initial term of the Contract, plus the estimated fair market value of the Equipment at the end of the initial term of the Contract with all accelerated payments and the estimated fair market value of the Equipment discounted to the date of default at the lesser of (A) a per annum interest rate equivalent to that of a U.S. Treasury constant maturity obligation (as reported by the U.S. Treasury Department) that would have a repayment term equal to the remaining Contract term, all as reasonably determined by DLL; or (B) 3% per annum.

b. The amounts set forth in subparagraph a. above shall be referred to as “Unrecovered Investment”. Upon receipt of the Unrecovered Investment, DLL shall assign to Lifeline all of its right, title and interest of DLL in and to such Contract, any related documents, including any Guaranty, the Equipment and the payments, without warranty except that the same shall be re-assigned to Lifeline free of all liens, encumbrances or interest arising through DLL.

c. In the event that DLL suffers a change in ownership that would potentially affect the relationship between Lifeline and DLL, Lifeline will have the right, without limitation, to repurchase all Contracts then subject to this Agreement for the Unrecovered Investment of all such Contracts.

SECTION NINE - LIMITED POWER OF ATTORNEY

9.1 Limited Power of Attorney. For any Contract, Lifeline hereby constitutes DLL its true and lawful attorney with full power in the name of Lifeline: to execute Contracts; to lawfully ask, require, demand, receive, compound and give acquittance for any and all Payments and claims for money due or to become due under any Contract or any related Guaranty; to endorse any checks or other instruments delivered to the lockbox or otherwise received by DLL and constituting Payments or other sums legally due DLL under this Agreement; to bill and collect from Lessee/Customer applicable use and property tax; and to take such other action as necessary to effectuate the intent of this Agreement.

9.2 Blanket Assignment. This Agreement shall constitute a blanket assignment of Contracts and the assignment shall be effective for each Contract upon DLL’s acceptance of such Contract.

SECTION TEN - INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1 Indemnification.

a. Lifeline agrees to indemnify and hold harmless DLL and its affiliates, subsidiaries, employees, officers and agents from any and all losses, claims, liabilities, demands and expenses (“Losses”) whatsoever (including without limitation reasonable attorneys’ fees) sustained by DLL in connection with or in any way related to the breach of any of its representation, warranties, covenants or other obligations under this Agreement. This indemnification shall also apply to the assertion of any claims by the Lessee/Customer or any third party based upon damage to the environment allegedly caused by the Equipment and/or the assertion of claims based upon a theory of product liability or strict liability and any claim asserted against DLL for United States patent, trademark or copyright infringement.

b. DLL agrees to indemnify and hold harmless Lifeline and its affiliates, subsidiaries, employees, officers, and agents from any Losses (including without limitation reasonable attorneys’ fees) sustained by Lifeline in connection with or in any way related to any breach by DLL of its representations, warranties or covenants under this Agreement.

10.2 Survival of Indemnity. All obligations under this section shall survive any expiration or termination of this Agreement and the termination of any Contract, but in no event longer than the applicable statute of limitations.

SECTION ELEVEN - CONFIDENTIALITY

11.1 Confidentiality

a. Procedures. All documents transmitted by one party to the other during the existence of this Agreement and identified on their face by the transmitting party as confidential to the recipient shall not be disclosed to anyone other than employees or independent contractors of the recipient. The recipient shall undertake the following procedures to preserve the confidentiality of Confidential Documents:

1. It shall limit the access of Confidential Documents to those who have need to their access; and

2. It shall inform those who use Confidential Documents that they shall maintain such documents as confidential.

b. Excluded Information. Section 11.1 shall not apply to information contained in documents identified as confidential if such information is:

1. Known to the recipient, as shown by its written records, prior to the time of receipt of such information under this Agreement.

2. Made publicly available by the transmitting party; or

3. Made available to the recipient from a source under no duty of confidentiality to the transmitting party.

SECTION TWELVE - GENERAL PROVISIONS

12.1 Independent Contractors. DLL and Lifeline are separate entities who have entered into this Agreement for independent business reasons. Neither DLL nor Lifeline have acted, act, or shall be deemed to have acted or act, as an agent for the other, except with respect to those acts of DLL specifically permitted to be taken and actually taken pursuant to and in accordance with the limited power of attorney granted DLL by Lifeline in Section 8 hereof.

12.2 Term and Termination.

a. This Agreement shall be deemed effective upon its execution by DLL and Lifeline. The term of this Agreement shall continue from such effective date for one (1) year and will be automatically extended for successive one (1) year periods unless either party to this Agreement shall notify the other party not later than ninety (90) days prior to the end of the term that it elects not to renew this Agreement. Except as otherwise specifically provided for below, either party may terminate this Agreement at any time upon ninety (90) days prior written notice if the other party: has suffered a material adverse change in its financial, business or operating condition; shall fail to perform or observe any material obligation, covenant, or agreement contained in this Agreement, or in any other document or agreement in connection herewith or in connection with any Contract or any Equipment, and such failure shall continue for a period of ninety (90) days from notice thereof from the other party; or any representation, warranty, covenant or agreement made by the non-terminating party or in any other document or agreement in connection herewith shall prove to have been materially false or misleading when made. Upon the occurrence and during the continuance of a termination event involving Lifeline and a termination by DLL, all obligations of DLL to evaluate Contract applications and to grant approvals shall cease. Upon the occurrence and continuation of a termination event involving DLL and a termination by Lifeline, all rights of DLL to fund any unfunded proposed Contracts shall cease. Notwithstanding any termination of this Agreement, the rights and obligations of the parties under this Agreement with respect to the Contracts and Equipment assigned to DLL prior to such termination shall remain in full force and effect until expiration of all such Contracts.

12.3 Accounting. DLL and Lifeline shall cooperate with each other by furnishing, subject to each party’s then-current internal policies, such records and supporting material relating to Payments under this Agreement or Payments under the Contracts as may be reasonably requested in the event either party is audited by any taxing authority.

12.4 Assignability. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the other party except DLL may assign its rights under a Contract and the related Equipment as well as all rights and obligations of DLL under this Agreement related to such Contract and Equipment without the consent of Lifeline.

12.5 Notices. Notices under this Agreement shall be deemed to have been given if mailed, postage prepaid, by registered or certified mail, return receipt requested, or by courier service to the other party at the address stated below or such other address as such party may have provided by written notice.

If to DLL:	De Lage Landen Financial Services, Inc.
1111 Old Eagle School Road
Wayne, PA 19087
Attn: General Counsel
Fax: (610) 386-5440

If to Lifeline:

Attn:
Fax:

12.6 Governing Law; Consent to Jurisdiction; and Jury Trial Waiver. This Agreement, all related documents and all related controversies shall in all respects be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to Pennsylvania choice of law principles. Lifeline hereby: (i) submits to the non-exclusive jurisdiction of the Courts of the Commonwealth of Pennsylvania and the Federal District Court for the Eastern District of Pennsylvania for the purpose of any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law. LIFELINE AND DLL HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY.

12.7 Miscellaneous

a. Paragraph headings appearing in this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

b. If at any time any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any provision of this Agreement.

c. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and incorporates all representations made in connection with negotiation of the same.

d. The terms hereof may not be terminated, amended, supplemented or modified orally, but only by an instrument in writing duly authorized by each of the parties hereto.

e. This Agreement and any amendments hereto shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

f. This Agreement may be executed by one or more of the parties on any number of separate counterparts each of which counterparts shall be an original, but all of which when together shall be deemed to constitute one and the same instrument.

LIFELINE SYSTEMS, INC. A Massachusetts corporation 111 Lawrence Street, Framingham, MA 01702

BY:	/s/ Mark Beucler
PRINT NAME: Mark Beucler
TITLE: CFO

DE LAGE LANDEN FINANCIAL SERVICES, INC.
A Michigan Corporation
1111 Old Eagle School Road
Wayne, PA 19087

BY:	/s/ Donald R. Flassing
PRINT NAME: Donald R. Flassing
TITLE: VP/GM Healthcare